                                                                    Confidential

                                                                  Exhibit 4.3(f)

                                    AGREEMENT

                              DATED: 1ST JULY 2005

                                     BETWEEN

                          VERNALIS DEVELOPMENT LIMITED

                                       AND

                            ENDO PHARMACEUTICALS INC

                                       RE.

                     CO-PROMOTION OF FROVATRIPTAN IN U.S.A.

THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST IN ACCORDANCE WITH RULE 24B-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

                                    CONTENTS

CLAUSE                              DESCRIPTION                             PAGE
------                              -----------                             ----
1.       Definitions.....................................................     1
2.       Grants of Rights................................................     4
3.       Responsibilities of Vernalis....................................     5
4.       Responsibilities of Endo........................................    10
5.       Training, Marketing Materials and Non-Hiring of Employees.......    11
6.       Certain Regulatory Matters......................................    12
7.       Joint Co-Promotion Team.........................................    14
8.       Recordkeeping and Audits........................................    17
9.       Term and Termination............................................    18
10.      Confidentiality.................................................    20
11.      Indemnification and Insurance; Limitation of Liability..........    20
12.      Representations and Warranties..................................    21
13.      Notices.........................................................    21
14.      Entire Agreement................................................    21
15.      Miscellaneous Provisions........................................    22

Exhibits

A   Example of Vernalis Detail Report

B   Sample Schedule of Phase One Training

C   Allocation of call plan

D   Specialty Sales Representative Hiring Profile

                             CO-PROMOTION AGREEMENT

     This CO-PROMOTION AGREEMENT (this "Agreement") is entered into and effective as of this 1st day of July, 2005 (the "Effective Date"), by and between ENDO PHARMACEUTICALS INC., a Delaware corporation whose principal place of business is at 100 Endo Boulevard, Chadds Ford, PA 19317, USA (together with its Affiliates, "Endo"), and VERNALIS DEVELOPMENT LTD., a company organized under the laws of England and Wales whose principal place of business is at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, RG41 5UA, England ("Vernalis").

                                    RECITALS

     WHEREAS, Vernalis granted to Endo a sole and exclusive license to Commercialise its product known as frovatriptan in the Territory by way of a License Agreement dated July 14, 2004 (the "License") as and to the extent more particularly set forth in the License;

     WHEREAS, Endo is engaged in the business of and has expertise in, among other things, the promotion to physicians of pharmaceutical products;

     WHEREAS, the License provides Vernalis certain rights to Commercialise (and in particular to co-promote) the Product in the USA in accordance with the terms set forth in the License and such additional terms as may be agreed between the parties;

     WHEREAS, Vernalis has exercised its option to co-promote Product in the USA, and Endo and Vernalis desire to work together to promote the Product in the USA upon the terms and conditions set forth herein;

     WHEREAS, the parties wish to set forth in this Agreement the detailed terms and conditions to govern such co-promotion and to amend, restate and supercede
Article 9 and Schedule 10 of the License and make the other specific amendments to the License explicitly stated in Section 11, but otherwise leave the License (and that certain Safety Agreement, Loan Agreement and Security Agreement between the Parties in connection with the License) unaffected.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used herein shall have the meanings specified in this Section 1 (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Other capitalized terms used in this Agreement, unless otherwise set forth in this Section 1, shall have the meanings set forth in the License.

     "Act" shall mean the United States Federal Food, Drug and Cosmetic Act, as it may be amended from time to time.

     "Agreement" means this Agreement, together with all appendices, exhibits and schedules referenced herein or attached hereto, and as the same may be amended or supplemented from time to time hereafter pursuant to the provisions hereof.

     "Annual Co-Promotion Plan" shall mean a written sales plan relating to the sales and promotion of the Product in the USA by Endo sales representatives and Vernalis Specialty Sales Personnel as annually prepared by the Joint Co-Promotion Team.

     "Audited Party" shall have the meaning set forth in Section 8.2(a).

     "Auditing Party" shall have the meaning set forth in Section 8.2(a).

     "Endo Copyright" means copyright or any other intellectual property analogous to copyright including any rights in designs subsisting or relating to any Documents, designs or other embodiments of the trade dress for the Product, any form of advertisement in whatever media, Marketing Materials, sales training materials, samples or other promotional gifts or any other materials in which such rights are capable of subsisting as a matter of law in all cases which are generated by or upon behalf of Endo or its Affiliates during the period of this Agreement in connection with the advertising, promotion, marketing or sale or other Commercialization of Product.

     "Endo Trademarks" means (i) the name and mark ENDO and the associated Endo logo, and (ii) any other trademarks other than the Vernalis Trademarks used, owned by or licensed to Endo in relation to the Product (including without limitation the MAM Product (if and when it receives Marketing Authorization)). This definition shall not be read to modify in any way Section 13.1 of the License.

     "FDA" means the United States Food and Drug Administration or any successor entity thereto.

     "Governmental or Regulatory Authority" shall mean any U.S. court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision thereof.

     "Initial Term" shall have the meaning set forth in Section 9.1.

     "Joint Co-Promotion Team" shall have the meaning set forth in Section 7.

     "License" means the License Agreement dated as of July 14, 2004 between Endo and Vernalis.

     "Marketing Materials" shall have the meaning set forth in Section 5.3.

     "Non-Serious Adverse Event" shall mean any adverse drug experience associated with the use of the Product in humans, whether or not considered drug-related, which is not a Serious Adverse Event.

     "PDMA" shall mean the Prescription Drug Marketing Act, as amended, and the implementing rules and regulations thereunder.

     "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

     "Phase One Training" shall mean a Product training program (including compliance training) designed by Endo and provided to sales representatives, a sample of which is set forth in Exhibit B hereto. Phase One Training may include sales force automation training if so requested by Vernalis and if Vernalis uses the same sales force automation system as Endo.

     "Product" shall have the meaning set forth in the License.

     "Product Details" shall mean face-to-face contacts by a sales representative with a Target Healthcare Professional for the purpose of discussing information about the Product.

     "Product Technical Complaint" or "PTC" shall mean any complaint that questions the purity, identity, potency or quality of the Product, its packaging or labeling or the compliance of any batch of the Product with applicable laws, including the Act, and current Good Manufacturing Practice; any complaint that concerns any incident that causes the Product or its labeling to be mistaken for, or applied to, another article; any bacteriological contamination or significant chemical, physical or other change or deterioration in the Product; any failure of one or more batches of the Product to meet the specifications therefor in the NDA; or any complaint or evidence of tampering with the Product.

     "Product Trademarks" shall mean the Vernalis Trade Marks, including without limitation the trademark Frova(R) associated with the Product, any other related trademark or service mark containing the word "Frova" and any other trademark or service mark (whether registered or unregistered) currently used on or with the Product or in any Marketing Material in the U.S. and its territories.

     "Safety Agreement" shall mean the Safety Data Exchange Agreement version 12 August 2004 entered into between Endo Pharmaceuticals Inc. and Vernalis Development Ltd.

     "Specialty Sales Personnel" shall have the meaning set forth in the License for Vernalis Specialty Sales Force

     "Target Healthcare Professionals" shall mean medical professionals with prescribing or dispensing authority and who practice in the medical specialties set forth on Exhibit C, as may be amended by agreement of the Parties from time to time.

     "Term" shall have the meaning set forth in Section 9.1.

     "USA" shall mean the United States of America and its territories.

     "Vernalis Detail Report" shall have the meaning set forth in Section 3.2.

     "Vernalis Detailing Services" shall have the meaning set forth in Section 3.1(a).

2. Grants of Rights.

     2.1 Co-Promotion Rights.

          a. Endo hereby grants to Vernalis, together with Endo, and to the extent, if any, that Vernalis does not already have the right to do so under the License given the rights it has retained thereunder, the right to promote the Product in the USA during the Term subject to the terms and conditions set forth in this Agreement.

          b. The promotion rights granted to Vernalis herein shall not prevent Vernalis from promoting other products in the USA. The Parties agree that during the time in which Vernalis is co-promoting the Product in the USA, the Specialty Sales Personnel shall have the right to detail other products in addition to the Product provided that such other products are not (x) for the treatment of migraine or post herpetic neuralgia or (y) in direct competition in the USA with products in other therapeutic areas that are being Commercialised by Endo or are in Phase III Clinical Trial or have completed clinical proof of principle by Endo.

     2.2 Rights to Trademarks and Copyrights.

          a. Licenses.

               (i) Endo hereby grants to Vernalis a non-exclusive, royalty-free license to use the Endo Trademarks and Endo Copyright solely in connection with performing its obligations and exercising its rights to co-promote the Product pursuant to the terms and conditions of this Agreement.

          b. Required Use and Compliance.

               (i) Except for the use of the Endo Trademarks and Endo Copyright in labeling, package inserts, Product monographs, packaging for Products, and Marketing Materials, each party shall promote the Product only under the Product Trademarks. To avoid any doubt, the Vernalis Specialty Sales Personnel are permitted to use business cards indicating their association with Vernalis and bearing any trademark or tradename of Vernalis and are permitted in their Product promotion to refer to their association with Vernalis.

               (ii) To the extent Vernalis makes any use of the Endo Trademarks in writing other than in a writing provided by Endo, Vernalis shall ensure that each use of the Endo Trademarks in writing is accompanied by an acknowledgement that the Endo Trademarks are owned by Endo. Vernalis shall not (A) use the Endo Trademarks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Endo therein, or (B) use in its Product-related activities any trademarks or tradenames so resembling any of the Endo Trademarks as to be likely to cause confusion or deception.

          c. Notice of Infringement-- Endo Trademarks.

               (i) Vernalis shall give Endo prompt notice of any infringement or threatened infringement of which it becomes aware of any of the Endo Trademarks used in connection with the Product in the USA.

               (ii) Endo shall determine in its sole discretion what action, if any, to take in response to the infringement or threatened infringement of any Endo Trademark. The costs of any such action in response to the infringement or threatened infringement in the USA shall be borne solely by Endo. Endo shall keep Vernalis informed of such action and shall use reasonable efforts to advise Vernalis to the extent such action impacts or affects the Vernalis Specialty Sales Personnel's Product promotion in the USA.

          d. Notice of Infringement -- Product Trademarks. The parties rights and obligations as regards infringement of the Product Trademarks are as set forth in Clauses 13.7 - 13.11 of the License.

3. Responsibilities of Vernalis.

     3.1 Promotion by Vernalis.

          a. Commencing after January 1, 2006 and by January 31, 2006, and continuing throughout the Term, Vernalis shall promote the Product to Target Healthcare Professionals in the USA in accordance with the then-current Annual Co-Promotion Plan (collectively, the "Vernalis Detailing Services"). The targeting and frequency of Product Details to be provided by Vernalis will be determined by the Joint Co-Promotion Team.

          b. By January 31, 2006, Vernalis shall have hired and shall thereafter maintain a sales force of Specialty Sales Personnel detailing the Product in the USA to Target Healthcare Professionals, and such sales force shall complete the number of Product Details specified in the then current Annual Co-Promotion Plan, not to exceed the maximum number of details set forth in Clause 9.1.2 of the License, in each calendar year during the Term. All Product Details made by Vernalis and reimbursed by Endo shall contribute to Endo's Estimated Detailing Effort as set forth in the License.

          c. Vernalis shall after 31 Jan 2006 and at all times during the remainder of the Term of this Agreement, use Commercially Reasonable Efforts to provide at least the number of Product Details set forth in the Annual Co-Promotion Plan. If for any *** consecutive calendar quarters, Vernalis fails to provide a minimum of *** of the required Product Details set forth for Vernalis to provide in the Annual Co-Promotion Plan, then Endo shall have the right to terminate this Agreement upon *** days prior written notice to Vernalis; provided, however, that if the reason Vernalis has failed to provide such *** is for a reason which meets the definition of Force Majeure, then Endo shall not be entitled to terminate this Agreement on that basis and the Joint Co-Promotion Team shall agree in good faith to an appropriate adjustment to the Annual Co-Promotion Plan going forward.

          d. Vernalis shall notify Endo prior to September 30, 2005 and prior to June 30 of each year thereafter during the Term of the proposed number of Product Details to be included in the promotion of the Product for the following calendar year. Vernalis may revise the proposed number of Product Details provided to Endo by up to *** as long as such revisions are made in writing on or before August 31st of subsequent years. For planning purposes only, at the same time as Vernalis notifies Endo of the proposed number of Product Details, Vernalis shall also notify Endo of the estimated number of Specialty Sales Personnel Vernalis intends to employ for Product Details.

          e. In performing its duties hereunder, Vernalis shall, and shall cause its employees and designees to, comply with all regulatory, professional and legal requirements, including, without limitation, the FDA's regulations and guidelines concerning the advertising of prescription drug products, state laws and regulations relating to promotion of pharmaceutical products, the American Medical Association's Guidelines on Gifts to Physicians, the OIG Compliance Program Guidelines for Pharmaceutical Manufacturers, the PhRMA Guidelines for Marketing Practices, and the ACCME Standards for Commercial Support of Continuing Medical Education, which may be applicable to the co-promotion of the Product by Vernalis. No employee or designee of Vernalis shall (i) make any representation, statement, warranty or guaranty with respect to the Product that is not consistent with then-current labeling of the Product or Marketing Materials approved by Endo, that is deceptive or misleading or that disparages the Products or the good name, goodwill and reputation of Endo or (ii) make any arrangements with, make payments to or provide gifts or other incentives to any healthcare professionals in violation of applicable laws, regulations or guidelines relating thereto. Vernalis covenants that its services hereunder will be provided in a professional, ethical and competent manner in accordance with the foregoing standards. Notwithstanding Section 9.2 hereof, upon written notice to Vernalis by Endo, Vernalis shall take prompt action to address any breach of this Section 3.1(e) and, within *** days shall submit to Endo a written plan to correct such breach. If the breach is not cured within *** days after Endo's receipt of such corrective plan, or if Vernalis fails to timely submit to Endo such corrective plan, Endo may, where the breach has been caused by one or more identifiable Vernalis Specialty Sales Personnel, require that such Specialty Sales Personnel cease to promote the Product and, in all other cases, may terminate this Agreement immediately upon written notice to Vernalis.

          f. Vernalis shall ensure that its Specialty Sales Personnel are familiar with the procedures, obligations, rights, and responsibilities imposed by the terms of this Agreement as applicable to the performance of promotional activities hereunder. Vernalis shall at all times ensure that its Specialty Sales Personnel are providing Vernalis Detailing Services that are consistent with the marketing messages developed and communicated to Vernalis by Endo and shall use only Marketing Materials provided by Endo.

          g. To avoid any doubt, nothing express or implied in this Section 3.1 (including without limitation Sections 3.1(a) and 3.1(b)) shall be read to limit in any way Vernalis' rights under Section 6.2 of the License.

          h. To avoid any doubt, because Endo determines and provides the Marketing Materials for Product promotion in the USA, nothing express or implied in this Section 3.1 or elsewhere in this Agreement shall be read to make Vernalis liable for its Product promotion based on the content of the Marketing Materials provided by Endo; provided that Vernalis Specialty Sales Personnel are properly using and promoting such content in accordance with applicable laws and instructions from Endo.

     3.2 Vernalis Detail Reports. Vernalis shall provide Endo with a report (each a "Vernalis Detail Report"), within *** calendar days after the end of each calendar quarter during the Term (and within such period after the end of the Term as may be necessary to finalize this Agreement), setting forth the following information regarding the efforts of Vernalis Specialty Sales Personnel in promoting the Product during the preceding quarter (or part thereof): (i) the number of Product Details made and recorded by Vernalis standard record keeping procedures based on data recorded by the Specialty Sales Personnel and (ii) such other information as may be required in the then-current Annual Co-Promotion Plan or deemed appropriate by the Joint Co-Promotion Team (provided that Vernalis has in its discretion agreed to include such information required in such plan, but in any case data provided must be sufficient to allow Endo to meet its obligations to report detailing activity to Vernalis consistent with the format set forth in Schedule 5 of the License). Each such Vernalis Detail Report shall be in an electronic format and in hard copy form. An example of a Vernalis Detail Report is attached to this Agreement as Exhibit B. Each Vernalis Detail Report shall be treated as Confidential Information of Vernalis pursuant to Section 10 of this Agreement and shall not be disclosed to third parties without Vernalis' prior written approval or direction. Vernalis shall use Commercially Reasonable Efforts to use sales force tracking and reporting systems that are complimentary with Endo's sales force tracking and reporting systems.

     3.3 Vernalis Specialty Sales Personnel.

          a. Hiring. Vernalis shall be solely responsible for the recruitment and hiring of the Specialty Sales Personnel; provided that:

               (i) In recruiting its Specialty Sales Personnel Vernalis shall hire representatives who, at a minimum, have the qualifications of ***. Vernalis shall take into consideration Endo's hiring profile for specialty sales representatives, which is attached hereto as Exhibit D, as may be subsequently amended,

               (ii) Incentive compensation for Product promotion for Vernalis Specialty Sales Personnel shall be based partly upon similar performance metrics as those which apply to Endo sales representatives for promotion of the Product, and

               (iii) Upon *** days written request from Vernalis, Endo shall implement a referral program to provide an incentive to its sales representatives to refer qualified candidates to Vernalis for the Specialty Sales Personnel positions and Vernalis shall reimburse Endo for all amounts paid to Endo sales representatives under such referral program.

          b. Costs.

               (i) Endo shall reimburse Vernalis quarterly the Cost Per Detail up to *** over the proposed number of Product Details provided by Vernalis under the terms of Section 3.1(d) above, but not to exceed the maximum number of Product Details set forth in the following table. Such reimbursement shall include reimbursement for all Product Details made in any year by Vernalis Specialty Sales Personnel to Target Healthcare Professionals not included in the allocated lists agreed pursuant to Section 3.3(c) ('non-allocated Target Healthcare Professionals'); provided that at least *** of all Product Details made in any year by Vernalis Specialty Sales Personnel are made to Target Healthcare Professionals included in the allocated lists agreed pursuant to
Section 3.3 (c) ('allocated Target Healthcare Professionals'). If the proportion of Product Details made in any year by Vernalis Specialty Sales Personnel to allocated Target Health Care Professionals is less than *** of total Product Details, the number of reimbursed Product Details to non-allocated Target Health Care Professionals shall be adjusted such that the proportion of such Product Details is not in excess of *** of all Product Details to be reimbursed.

               (ii) For example, if Vernalis, according to Section 3.1 (d), has provided a proposed number of Product Details of *** and, subsequently, Vernalis Specialty Sales Personnel complete *** Product Details, *** of which are to allocated Target Healthcare Professionals, the following reimbursement calculation applies. First, the criterion that the proportion of Product Details to allocated Target Healthcare Professionals is at least *** is applied. In this example, this is calculated as follows: the number of Product Details to allocated Target Healthcare Professionals *** is divided by ***. As this number of Product Details is less than the maximum number of Product Details for which Endo is required to pay ***, Endo is therefore required to pay for *** Product Details. To the extent necessary, reimbursement payments will be reconciled on an annual basis.

               (iii) Endo shall make such reimbursement payment within *** days after receipt by Endo of the complete Vernalis Detail Report (which shall serve as an invoice, so long as it is so labeled). Endo shall pay such costs to Vernalis in US Dollars by wire transfer of immediately available funds to an account designated by Vernalis to Endo in writing. Endo shall have no obligation to reimburse the Cost Per Detail after ***. Vernalis may in its discretion elect to continue to Detail the Product in the USA at no cost to Endo after ***. All payments by Endo shall be made in accordance with Section 11.15 of the License.

               YEARS                 2006   2007   2008   2009   2010
               -----                 ----   ----   ----   ----   ----
Maximum no. of Details to be          ***    ***    ***    ***    ***
reimbursed

% of Cost per Detail where all        ***    ***    ***    ***    ***
Vernalis Specialty Sales Personnel
Detail only the Product

% of Cost per Detail where any        ***    ***    ***    ***    ***
Vernalis Specialty Sales Personnel
Detail one or more other products

               (iv) Unless otherwise set forth in this Agreement, Vernalis shall be responsible for all other costs and expenses associated with its Specialty Sales Personnel including without limitation, salary, bonus, benefits, pension, insurance, social security, travel, entertainment, budgets and any other related obligations such as income tax withholding and all applicable reporting requirements. Sales representatives of either party shall not be eligible for awards, prizes, contests or other incentives offered by the other party to its sales representatives, unless otherwise agreed between the parties, in writing.

               (v) Vernalis shall be solely responsible for providing and financing fleet services to its Specialty Sales Personnel.

               (vi) In the instances where Endo allocates a designated promotional budget to individual sales representatives for the purposes of completing specific marketing-directed promotional activities, Endo shall provide such promotional budget to Vernalis Specialty Sales Personnel at the same time as provided to Endo sales representatives and as agreed by the Joint Co-Promotion Team.

          c. Allocation. Vernalis and Endo shall agree on the call planning and targeting of Specialty Sales Personnel; which shall be allocated per physician specialty as set forth in Exhibit C. Unless the parties otherwise agree, such allocation shall

               (i) allocate calls equitably between the parties' respective sales representatives, including without limitation in relation to decile, geographic location and key opinion leaders; and

               (ii) specify a list of *** Target Healthcare Professionals (identifying from within that list *** Target Healthcare Professionals to be treated as priority for Product Details) available for each of the Vernalis Specialty Sales Personnel to undertake Product Details within their respective geographic locations.

The parties recognize that some Target Healthcare Professionals may receive Product Details from both Endo sales representatives and Vernalis Specialty Sales Personnel; however the parties agree that the Vernalis Speciality Sales Personnel and Endo sales representatives shall not make Product Details to the same Target Healthcare Professionals in the Primary Care and *** fields.

          d. CSO. Vernalis may enlist the services of a contract sales organization ("CSO") for the purpose of providing Product Details to Target Healthcare Professionals in the *** field only, in accordance with the Annual Co-Promotion Plan; provided that Vernalis notify Endo at least *** days prior to completing or substantially modifying an agreement with any such CSO. Any other use of a CSO is prohibited under this Agreement absent written agreement from Endo, such agreement not to be unreasonably withheld.

4. Responsibilities of Endo.

     4.1 Promotion of Product By Endo. Throughout the Term, Endo shall promote the Product in accordance with the terms of the License. To avoid any doubt, this Agreement does not and shall not be read to diminish Endo's diligence and other obligations under the License.

     4.2 Manufacture, Shipment, Trade Relations.

          a. In accordance with the terms of the License, Endo shall have the sole responsibility for the sale, manufacture, shipment, distribution, warehousing, billing, order confirmation of the Product and for the collection of receivables resulting from sales of the Product in the USA, and for recording of Product sales in its books of account. If for any reason Vernalis receives orders for Products, Vernalis shall forward such orders to Endo (or if directed in writing by Endo to Endo's wholesalers) as soon as practicable. Vernalis Specialty Sales Personnel shall not contact, call on or otherwise provide any Vernalis Detailing Services to any wholesale, distribution, warehouse, managed care, GPO or other trade entities, whether or not these entities are customers of Endo. To avoid any doubt, Vernalis shall remain free to work with any such wholesale, distribution, warehouse, managed care, GPO or other trade customers with respect to other products that Vernalis is otherwise free to pursue without violating the terms of this Agreement.

          b. Endo shall have the sole responsibility for determining the price of the Product during the Term.

     4.3 Endo Reports. Endo shall provide to Vernalis:

          a. Detail and Sales Reports in accordance with the terms of the License, and

          b. Other data in return for adequate compensation, to be mutually agreed by the parties, for the resources necessary to generate any such data.

     4.4 Sales Operations Support.

          a. Endo shall provide to Vernalis Specialty Sales Personnel all Marketing Materials to be used for the purpose of providing Vernalis Detailing Services.

          b. Endo or Endo's representative shall equitably supply samples of Product to Vernalis Sales Personnel, in a manner consistent with distribution to Endo's sales representatives. Vernalis shall strictly comply with (i) all sample reporting requirements as directed and practiced by Endo and (ii) all applicable laws, rules and regulations relating to sampling in the USA. Vernalis Specialty Sales Personnel shall make all sample reports through Endo or its representative in a manner that is compatible with Endo's or its representative's systems unless otherwise agreed by the parties in writing.

5. Training, Marketing Materials and Non-Hiring of Employees.

     5.1 Training.

          a. Vernalis agrees to make its Specialty Sales Personnel available for Product and compliance training with respect to the marketing and sale of the Product at times and locations to be agreed by the Parties and Endo shall provide Phase One Training to Vernalis Specialty Sales Personnel (including sales managers) and such additional training as may be agreed by the parties. Vernalis shall not owe Endo any reimbursement for Endo's costs in relation to such training. Vernalis may, upon written notice to Endo, at any time and for any of its Specialty Sales Personnel, elect to use its own training staff to train Vernalis Specialty Sales Personnel, provided that such training staff (i) has undergone Endo's Phase One Training and (ii) shall use Endo Marketing Materials and Phase One Training materials. Notwithstanding the foregoing, Vernalis Specialty Sales Personnel may, upon reasonable notice to Endo, attend regularly scheduled Endo sales training sessions that are not Phase One Training sessions. No Specialty Sales Personnel shall be permitted to make Product Details until completion of Phase One Training. All Product training shall be conducted in accordance with the Annual Marketing Plan and Budget and shall be developed by Endo. As between the parties hereto and except as expressly provided otherwise elsewhere in this Agreement or the License, Endo shall own all right, title and interest in Product training materials used by Vernalis and its Specialty Sales Personnel.

          b. Product training shall be carried out in accordance with Endo's sales training schedule at facilities selected by Endo, or as otherwise agreed by Endo. As Vernalis Specialty Sales Personnel (including sales managers) are added or replaced, Product training will be provided to newly added members. Except as otherwise agreed in writing by the parties, each party will absorb the costs of transporting, housing and maintaining their respective sales personnel for such training. Endo shall provide at Endo's cost training materials for Vernalis Specialty Sales Personnel.

          c. Vernalis Specialty Sales Personnel shall perform Product Details in accordance with a health care compliance guide to be implemented by Vernalis which


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

guide shall be consistent with the principles contained in Endo's Health Care Compliance Guide effective as of June 1, 2005 as it is applied to Endo's sales representatives. The Vernalis health care compliance guide shall be submitted for approval to the Co-Promotion Team before its implementation and shall be updated consistent with any revisions made from time to time to Endo's Health Care Compliance Guide provided that Endo shall provide revisions to Vernalis within *** days of approval by Endo management, and in any event, no later than the time that Endo provides such revised policies to its own sales representatives.

     5.2 Sales Meetings and Management Activities.

          a. Endo shall use Commercially Reasonable Efforts to accommodate the attendance of Vernalis Specialty Sales Personnel (including sales managers) at sessions dedicated solely to the Product at Endo's annual National Sales Meeting. Vernalis will absorb the costs of transporting, housing and maintaining its personnel at this meeting.

          b. Endo and Vernalis sales managers as selected by their respective management shall meet at least twice per year to address objectives specified by the Joint Co-Promotion Team, unless otherwise agreed between the parties.

     5.3 Marketing Materials. All written sales, promotion and advertising materials including updates, reports on thought leader interactions and reports on safety issues ("Marketing Materials") relating to the Product shall be developed by Endo and provided to Vernalis as determined by Endo. Endo shall provide Marketing Materials to Vernalis Specialty Sales Personnel in equitable quantities and in the same manner in which it provides such Marketing Materials to its own sales representatives, relative to the individual representative's call plan objectives for the Product. Marketing Materials shall be used by the parties solely in connection with the training, marketing and/or promotion of the Product and in accordance with all applicable laws and regulations. Endo shall own all right, title and interest in all Marketing Materials. Endo is responsible for its and its Affiliates' Product marketing and promotion-related decisions and policies (including without limitation as to the Marketing Materials and their content). Endo hereby covenants that all such decisions and policies shall be in accordance with all applicable Legal Requirements and any other applicable requirement referred to in Clause 3.1(e) of this Agreement. Endo shall bear all responsibility for breaches of such covenant and provide indemnification in accordance with Clause 15.8.7 of the License.

     5.4 Non-hiring of Sales Personnel. The parties hereby agree that, throughout the Term, neither party will hire or employ any sales representative or sales manager of the other party (or of the other party's designee) without such party's written consent.

6. Certain Regulatory Matters.

     6.1 Licenses. Each party hereto shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits and other authorizations required by law, regulation, ordinance or statute to carry out its duties and obligations under this

Agreement. However, to avoid any doubt, this Section 6.1 does not alter the parties' rights and responsibilities under the License regarding Marketing Authorizations for the Product, applications therefor and regulatory filings in relation to clinical trials of Product.

     6.2 Regulatory Responsibility.

          a. Communication and Filings with Governmental or Regulatory Authorities. As between the parties, all regulatory matters regarding the Product, including without limitation all filings in connection therewith, shall remain under the control of Endo as more fully and solely to the extent set forth in the License. Vernalis shall not without the consent of Endo or unless so required by applicable law (and then only pursuant to the terms of this Section 6.2), correspond or communicate with any Governmental or Regulatory Authority concerning the Products or otherwise take any action concerning any authorization or permission under which the Products are sold or any application for the same. Furthermore, Vernalis shall, promptly (and in no event less than seventy-two (72) hours) upon receipt of any communication from any Governmental or Regulatory Authority relating to the Product, forward a copy or description of the same to Endo and respond to all inquiries by Endo relating thereto. If Vernalis is advised by its counsel that it must communicate with any Governmental or Regulatory Authority, then Vernalis shall so advise Endo immediately and, unless prohibited by applicable law, provide Endo in advance with a copy of any proposed written communication with any Governmental or Regulatory Authority and comply with any and all reasonable direction of Endo concerning any meeting or written or oral communication with any Governmental or Regulatory Authority to the full extent consistent with Vernalis' counsel's advice regarding legal compliance and Vernalis' legal obligations.

          b. Labeling and Marketing Materials. Endo shall have sole authority and responsibility to seek and/or obtain any necessary Governmental or Regulatory Authority approvals of any labeling, package inserts, Product monographs, packaging for the Products and Marketing Materials, and for determining whether the same requires Governmental or Regulatory Authority approval. As between the parties, all filings and communications with Governmental or Regulatory Authorities in connection therewith shall remain under the control of Endo.

          c. MAM Product. Nothing in this Section 6.2 shall alter the License as regards Vernalis' rights in relation to development of the MAM Product and Paediatric Development Program and regulatory activities and communications in relation thereto.

     6.3 Efficacy and Safety Information. Endo shall furnish Vernalis with efficacy and safety information reasonably requested by Vernalis to assist Vernalis in promoting the Product to Target Healthcare Professionals in the USA, including without limitation relevant clinical and safety data included in the NDA for the Product and additional information, if any, related to the efficacy and safety profile of the Product since the transfer of the NDA to Endo from Vernalis. Except for that information that is to be disclosed to Target Healthcare Professionals in connection with conducting Product Details, such information shall be treated as Confidential Information of Endo pursuant to

Section 10 of this Agreement and shall not be disclosed to third parties without Endo's prior written approval or direction.

     6.4 Notice of Adverse Events. Each party shall perform its responsibilities under the Safety Agreement in regards to adverse event reporting.

     6.5 Product Technical Complaints and Recalls. Each party shall perform its responsibilities under the Safety Agreement in regards to product technical complaints and recalls.

     6.6 Government Inspections and Inquiries. Each party shall perform its responsibilities under the Safety Agreement in regards to government inspections and inquiries.

     6.7 This Agreement does not alter, amend or supercede in any way the Safety Agreement. Vernalis shall ensure that its Specialty Sales Personnel are trained as to their obligations under the Safety Agreement and that each such employee undertakes to follow and comply with the obligations set forth therein.

     6.8 Sales-Related Inquiries.

          a. For questions concerning Product identification, Product ingredients or stability/storage information, Vernalis and its Specialty Sales Personnel shall refer such questions to Endo's Customer Service Department.

          b. For medical inquiries, including those related to information outside of labeling, clinical studies, continuing medical education or other medical questions which Vernalis and its Specialty Sales Personnel are unable to answer, Vernalis shall refer such inquiries to Endo's Medical Affairs Department. As between the parties, all responses to such inquiries from patients, medical professionals, or other third parties shall be provided solely by Endo. Vernalis shall provide reasonable assistance to Endo, at Endo's request and expense, in an effort to fully respond to such communications.

          c. For inquiries relating to legal and compliance issues surrounding the sale and promotion of the Product in the USA or to report compliance concerns, Vernalis Specialty Sales Personnel shall refer such inquiries or reports to Vernalis' chief compliance officer or other individual as designated by Vernalis. In the event that such inquiry or report may impact Endo's legal obligations in the USA, Vernalis shall notify Endo within five (5) days of the receipt of such inquiry or report.

          d. All other questions or comments from Vernalis Specialty Sales Personnel should be directed to a Vernalis member of the Joint Co-Promotion Team.

7. Joint Co-Promotion Team. The parties recognize that it is in the best interests of both parties to maximize the sales and profits of the Product in the USA and to coordinate the activities of both parties with respect to the promotion of the Product in the USA. Accordingly, the parties agree to the following with regard to the Joint Co-Promotion Team. Any and all of the following terms may be amended by agreement of the parties.

     7.1 Establishment. The parties hereby establish a committee (the "Joint Co-Promotion Team"), which shall have as its overall purpose the following decisions and activities relating to this Agreement: physician targeting, call planning, training, incentive plans, communication, sales call tracking and reporting, sales operations, sales and marketing compliance, consistency of marketing messages and positioning and other day-to-day issues relating to this Agreement. The Joint Co-Promotion Team shall consist of no more than three (3) representatives of each party. Members of the Joint Co-Promotion Team shall be employees of the parties, (including from each Party at least one vice-president or equivalent involved in the marketing or promotion of the Product) and shall not be outside consultants, independent contractors or outside legal counsel, but such Persons are permitted to attend meetings of the committee upon the consent of both parties. Each party shall be solely responsible for appointing, removing and filling vacancies among its own representatives.

     7.2 Responsibilities. In addition to the specific responsibilities of the Joint Co-Promotion Team set forth elsewhere in this Agreement, the Joint Co-Promotion Team shall:

          a. by October 1, 2005 prepare the first Annual Co-Promotion Plan for the introduction of the Vernalis Specialty Sales Personnel and submit such plan to each party's respective management for approval. The first Annual Co-Promotion Plan shall be approved by December 15, 2005.

          b. by October 1 of each subsequent calendar year during the Term, prepare the Annual Co-Promotion Plan for the next calendar year and submit such plans to each party's respective management for approval, which plans shall be approved by December 15th (or such subsequent date as may be agreed by the parties, but no later than December 31st) of the applicable year;

          c. periodically prepare other plans and budgets and obtain necessary approval, as agreed between the parties;

          d. be responsible for the execution of approved plans and budgets;

          e. periodically provide written reports to each party's management team and/or the Steering Committee comparing actual results to the approved plans and budgets;

          f. perform the dispute resolution functions set forth in Section 7.4 hereof;

          g. communicate to one another relevant marketing and sales information that may impact promotion or sales of the Product; and

          h. perform such other functions as necessary to carry out the obligations set forth in this Agreement.

     7.3 Meetings. During the Term of this Agreement, the Joint Co-Promotion Team shall meet: (i) at least quarterly on a date and at a location to be agreed to by the parties, and (ii) upon written notice by either party to the other that a meeting is required or requested, in which case a meeting will be held within thirty (30) calendar days of such notice on a date to be agreed to by the parties (or sooner if warranted by circumstances), and at the location of the non-requesting party, if a face-to-face meeting is requested, unless otherwise agreed by the parties. Notice requesting a meeting shall include adequate information describing the purpose of the meeting. Any meetings of the Joint Co-Promotion Team shall be held in person or, if an in-person meeting is impracticable, by videoconference or teleconference. When meetings are held in person, individual members of the Joint Co-Promotion Team may nonetheless participate by videoconference or teleconference. If unable to attend in person or by videoconference or teleconference, an individual member of the Joint Co-Promotion Team may grant a proxy to another individual member of the Joint Co-Promotion Team in order to act on his or her behalf on any matter to be acted upon at any meeting of the Joint Co-Promotion Team. Other representatives of the parties may attend Joint Co-Promotion Team meetings as non-voting participants upon invitation of a Joint Co-Promotion Team member. At least one week prior to any meeting of the Joint Co-Promotion Team, each of the parties shall provide the other party with a proposed agenda of the matters to be discussed at such meeting. The members shall agree, at the first meeting of the Joint Co-Promotion Team, upon procedures for finalizing agendas, maintaining meeting minutes and other meeting management procedures, as appropriate.

     7.4 Action of Committee. The joint Co Promotion Team may take action on a matter at a meeting only if at least one representative is present from each party. Each party to the Joint Co-Promotion Team shall be entitled to one (1) vote, regardless of the number of members participating in the Joint Co-Promotion Team. In the event the Joint Co-Promotion Team is unable to achieve a mutual decision on any issue, then the dispute resolution process set forth in
Section 7.5 will be followed with respect to such issue.

     7.5 Dispute Resolution.

          a. The parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 7.5 if and when a dispute arises under this Agreement.

          b. If the Joint Co-Promotion Team is unable to come to a mutual decision regarding any issue, such dispute or other issue shall be referred to a senior executive responsible for the sales function in each organization, which executive shall be at the level of Vice President or higher. Unless circumstances otherwise dictate, the parties agree that the applicable executive shall not be a member of the Joint Co-Promotion Team. If the senior executives are unable to resolve such a dispute or issue within thirty (30) days after being requested to resolve such dispute or issue, Endo's senior executive shall have the authority to make the final decision and Endo's position on such matter shall be final on all matters of discretion regarding promotional and marketing decisions, subject to such decision being consistent with the terms and conditions of this Agreement and the License (meaning, for example and without limitation, that Endo may not by exercise of such final decision alter the number of Product Details to be provided by Vernalis or modify Endo's diligence and other obligations under the License or this Agreement).

8. Recordkeeping and Audits.

     8.1 Maintenance of Books and Records. Each party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all applicable laws, rules, ordinances and regulations, to enable verification of the performance of such party's obligations under this Agreement. Such records shall be maintained for the latest to occur of (i) a period of *** months after the end of each calendar year in the Term, (ii) longer if required by applicable law or (iii) until the final resolution of any audit or dispute as to which such records relate.

     8.2 Payment Audits.

          a. Either party (herein, the "Auditing Party") may demand, no more than once for any calendar year in the Term, an audit of the relevant books and records of the other party (herein, the "Audited Party") in order to verify the Audited Party's reports on the matters addressed in this Agreement. Upon no less than thirty (30) days' prior written notice to the Audited Party, the Audited Party shall grant reasonable access to members of a nationally-recognized independent public accounting firm selected by the Auditing Party to the relevant books and records of the Audited Party in order to conduct a review or audit thereof. Such access shall be permitted during normal business hours. The accounting firm shall report its conclusions and calculations to the Auditing Party and the Audited Party; provided, that in no event shall the accounting firm disclose any information of the Audited Party except to the extent necessary to verify the Audited Party's reporting and other compliance with the terms of this Agreement and, at the request of the Audited Party, such accounting firm will execute appropriate non-disclosure agreements. Except as hereinafter set forth, the Auditing Party shall bear the full cost of the performance of any such audit.

          b. If as a result of any audit of the books and records of Audited Party it is shown that the Audited Party's payments to the Auditing Party under this Agreement with respect to the period of time audited were less than the amount which should have been paid to the Auditing Party pursuant to this Agreement, then the Audited Party shall pay to the Auditing Party the amount of such shortfall within thirty (30) days after the Auditing Party's demand therefor. If as a result of any audit of the books and records of Audited Party it is shown that the Audited Party's payments to the Auditing Party under this Agreement with respect to the period of time audited were more than the amount which should have been paid to the Auditing Party pursuant to this Agreement, then the Auditing Party shall pay to the Audited Party the amount of such overpayment within thirty (30) days after the Audited Party's demand therefor. In addition, if any amount of underpayment by the Audited Party is more than *** of the amount which should have been paid to the Auditing Party pursuant to this Agreement with respect to the period in question, then the Audited Party shall also reimburse the Auditing Party for its documented, reasonable, out-of-pocket costs and expenses incurred in connection with the audit.

          c. In the event that the parties do not agree on the amount of overpayment or underpayment, within ten (10) business days, each party shall select an independent public accounting firm which shall meet and discuss the amount in dispute and other related matters within ten (10) business days thereafter. If such independent public accounting firms cannot agree on a resolution mutually agreeable to the parties, such independent public accounting firms shall, within ten (10) business days thereafter, appoint a third independent public accounting firm which shall resolve the issue within ten (10) business days after its selection. The recommendation of the third independent public accounting firm shall be final and binding upon the parties. A judgment on such firm's disposition may be entered in any court having jurisdiction over the parties.

     8.3 Compliance Audits. In addition to the access and audit rights of the parties set forth in Section 8.2, upon reasonable prior notice from the other party ('the Auditing Party') and no more than once during any calendar year during the Term, each party ('the Audited Party') shall afford to the Auditing Party reasonable access during normal business hours (and at such other times as the parties may mutually agree) to inspect and audit the relevant books, records and other information of the Audited Party in order to monitor the Audited Party's compliance with Detailing obligations under the applicable Marketing Plan and the terms of this Agreement, to the extent such party is responsible for the relevant function as directed by the Joint Co-Promotion Team or the terms of this Agreement, and for the purposes of determining compliance with the applicable rules and regulations of Governmental or Regulatory Authorities and the terms of this Agreement. Any inspection conducted pursuant to this Section
8.3 shall be at the sole cost and expense of the Auditing Party.

9. Term and Termination.

     9.1 Term of Agreement. The term of this Agreement (the "Term") shall commence as of the Effective Date and shall continue for so long as Endo or an Endo Affiliate or successor Commercializes Product in the USA, unless this Agreement is terminated sooner as provided below or either party terminates the License.

     9.2 Termination by Endo.

          a. Endo shall have the right to terminate this Agreement at any time upon written notice to Vernalis if Vernalis materially breaches any of its representations, warranties, covenants or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default shall not be cured within *** after written notice is given to Vernalis specifying the breach or default.

          b. To the extent permitted by law, Endo shall have the right to terminate this Agreement immediately upon notice to Vernalis if Vernalis shall become insolvent, file or consent to the filing of a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within sixty (60) days of such filing or have a receiver appointed over any of Vernalis' property or assets.

          c. Endo shall have the right to suspend Vernalis' right to further promote (and Endo's obligation to pay Vernalis for further Details) under this Agreement upon *** written notice to Vernalis if there has been a change, circumstance, effect or occurrence (or series of changes, circumstances, effects or occurrences) that individually or in the aggregate would or would be reasonably likely to materially and adversely affect the rights and/or obligations of the parties hereunder or the benefits expected to be derived herefrom. The parties hereby agree, without limitation, that the occurrence of any of the following shall have such material and adverse effect for the purposes of this Section 10.2(c): (a) the FDA withdraws its approval of the Product; (b) the Product is no longer approved by the FDA (c) the issuance of a court order enjoining the manufacture, sale, or distribution of the Product; and
(d) any mandatory recall ordered by the FDA which results in substantial failure to supply market demand. The parties shall promptly meet and confer regarding how to manage such a situation if it arises and how the material and adverse effect may be abated by Endo by the application of Commercially Reasonable Efforts. If possible to abate such effect by the application of such efforts, Endo shall do so. Once such effect is materially abated, Vernalis' right to further promote (and Endo's obligation to pay Vernalis for further Details) shall no longer be suspended.

     9.3 Termination by Vernalis.

          a. Vernalis shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to Endo with or without cause.

          b. Vernalis shall have the right to terminate this Agreement at any time upon written notice to Endo if Endo materially breaches any of its representations, warranties, covenants or agreements set forth in this Agreement or otherwise materially defaults in the performance of any of its duties or obligations under this Agreement, which breach or default shall not be cured within ninety (90) days after written notice is given to Endo specifying the breach or default. If Vernalis terminates under this Clause 9.3(b), then Clause 9 and Schedule 10 of the License shall no longer be superceded by this Agreement and Vernalis shall retain its right under Section 9.3 of the License to provide up to the maximum number of Details in each year set forth in the chart in
Section 9.1 of the License (along with all of Vernalis' other rights under the License).

     9.4 Effects of Termination.

          a. Neither the termination nor expiration of this Agreement shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein shall not be an exclusive remedy but shall be in addition to any remedies whatsoever that may be available to the terminating party.

          b. Notwithstanding the giving of any notice of termination pursuant to this Section 9, each party shall continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.

     9.5 Actions Upon Termination. Upon the termination or expiration of this Agreement for any reason, the parties shall negotiate in good faith to conduct an orderly wind down of the Vernalis Detailing Services. Each party agrees that, after receipt of such notice, neither it nor any of its employees shall engage in any activities that negatively impact (i) the promotion or goodwill of the Product, (ii) relationships with the Target Healthcare Professionals or (iii) the name, reputation or goodwill of the other party or any of its Affiliates, employees, agents or contractors. If Endo terminates under Section 9.2, Vernalis shall promptly (y) discontinue any use of Endo Trademarks and return to Endo or, at Endo's request, destroy all Marketing Materials for the Product (not already distributed or destroyed with destruction certified by Vernalis) and (z) return to Endo or arrange for the return to Endo's vendor, all sample inventories held by Vernalis Specialty Sales Personnel. Endo shall not have the right to solicit, recruit and/or hire any Vernalis Specialty Sales Personnel for a period of twelve months following the effective date of termination, unless otherwise agreed by the parties.

     9.6 Survival. The representations, warranties, covenants and agreements of the parties in Sections 6.4-6.7, 8.1, 9.4, 9.5, 10, 11, 15.1 and 15.2, hereof, shall survive any expiration or termination of this Agreement. In addition, any provision of this Agreement that, either from the express language or the context thereof, is intended to survive any termination or expiration of this Agreement shall survive any such expiration or termination.

10. Confidentiality.

     10.1 Confidential Information. For purposes of this Agreement, each party shall be bound by the terms relating to Confidentiality set forth in Clause 16 of the License and all information exchanged between the parties shall be subject to that Clause, including the definition of Confidential Information.

     10.2 Survival. The obligations set forth in this Section 10 shall survive the later of the termination or expiration of this Agreement and that of the License Agreement for a period of five (5) years.

11. Indemnification and Insurance; Limitation of Liability.

     11.1 Definition. The License is hereby amended to add the following definition: "Co-Promotion Agreement" shall mean that certain agreement between the Parties regarding Product co-promotion matters dated 1st July 2005.

     11.2 Indemnification by Vernalis. Clause 15.9 is hereby amended to add a new Clause 15.9.10 as follows:

          15.9.10 A breach by Vernalis or its Affiliates of the Co-Promotion Agreement or any negligent act or omission or intentional misconduct by

          Vernalis or any of its Affiliates in relation to activities under such agreement.

     11.3 Indemnification by Endo. Clause 15.8 is hereby amended to add a new Clause 15.8.7 as follows:

          15.8.7 A breach by Endo or its Affiliates of the Co-Promotion Agreement (including without limitation any representation, warranty or covenant contained or any negligent act or omission or intentional misconduct by Endo or any of its Affiliates in relation to activities under such agreement.

     11.4 Claims Procedures. To avoid any doubt, indemnification in relation to this Agreement shall be through Clauses 15.8 and 15.9 of the License (as amended by this Agreement to add Clauses 15.9.10 and 15.8.7) and claims procedures and all related matters shall be as set forth in the License.

     11.5 Insurance. Insurance requirements are as set forth in Clause 15.13 of the License.

     11.6 Limitation of Liability. Clause 15.12 of the License shall apply under this Agreement as if set forth herein in its entirety.

12. Representations and Warranties.

     12.1 Each party represents and warrants to the other as of the Effective Date of this Co-Promotion Agreement as to the representations and warranties set forth in Clause 15.1 of the License.

     12.2 EXCEPT AS EXPRESSLY STATED IN SECTION 11 AND SECTION 12.1 ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PRODUCT ARE HEREBY EXCLUDED.

13. Notices. Article 26 of the License shall apply to this Agreement as if set forth herein in its entirety. To avoid any doubt, the notice address for a party under this Agreement need not be the same notice address for such party as under the License Agreement.

14. Entire Agreement.

     14.1 Relationship to License, Safety Agreement, Loan Agreement and Security Agreement. This Agreement amends and supercedes during the Term of this Agreement Article 9 and Schedule 10 of the License and amends the License to define Co-Promotion Agreement and add Clauses 15.9.10 and 15.8.7. This Agreement does not otherwise amend, modify, alter, or supercede the License. This Agreement does not amend, modify, alter or supersede the Safety Agreement, Loan Agreement or Security Agreement. To the extent of any conflict between this Agreement and the License (excluding its Article 9 and Schedule 10 and except as regards this Agreement's amendment to the License to define Co-Promotion Agreement and add Clauses
15.9.10 and 15.8.7), Safety Agreement, Loan Agreement and/or Security Agreement, the License (excluding Article 9 and Schedule 10 and except as regards this Agreement's amendment to the License to define Co-Promotion Agreement and add Clauses 15.9.10 and 15.8.7), Safety Agreement, Loan Agreement and/or Security Agreement (as applicable) shall prevail.

     14.2 Relationship to Other Agreements, Understandings and Arrangements. Apart from the License Agreement (excluding Article 9 and Schedule 10), Safety Agreement, Loan Agreement and Security Agreement, this Agreement contains all of the terms agreed to by the parties regarding the subject matter of this Agreement and shall supersede any and all other prior oral or written agreements, understandings or arrangements between them with respect to such subject matter. This Agreement may not be amended, modified, altered or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto. No course of conduct or dealing between the parties shall act as a modification or waiver of any provisions of this Agreement.

15. Miscellaneous Provisions.

     15.1 From License. Clauses 19, 21, 23, 24, 28 and 29 of the License shall apply to this Agreement as if set forth herein in their entireties.

     15.2 Dispute Resolution. Any disputes arising hereunder, other than disputes arising under Section 7.5 shall be governed by and resolved in accordance with Clause 22 of the License. Such Clause of the License shall apply to such disputes as if set forth herein in such Clause's entirety.

     15.3 Relationship of the Parties. The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency or principal and agent. Neither party is the agent of the other, and neither party may hold itself out as such to any other Person. All financial obligations associated with each party's business shall be the sole responsibility of such party.

     15.4 No Implied Licenses. Each of the parties hereby acknowledges and agrees that, except as otherwise explicitly provided in this Agreement or the License, such party shall not by entering into this Agreement have, assert or acquire any right, title or interest in or to any intellectual property or other proprietary rights of the other party.

     15.5 Sub-Contracting. Other than as provided under clause 3.3(d) Vernalis may not sub-contract any of its rights or obligations under this Agreement, except to an Affiliate.

     15.6 Force Majeure. Clause 20 of the License shall apply to this agreement as if set forth herein in its entirety, except that the last sentence of Clause
20.2 is amended (solely as applied to this Agreement, not as applied to the License) to read as follows: If

Vernalis terminates this Agreement under this Section 15.5, the effect of this termination shall be as if Vernalis had terminated this Agreement under Section 9.3(b).

     15.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have duly executed this Co-Promotion and Royalty Agreement as of the first date written above.

                                        ENDO PHARMACEUTICALS INC.


                                        By: /s/ Peter A. Lankau
                                            ------------------------------------
                                        Name: Peter Lankau
                                        Title: President and CEO


                                        VERNALIS DEVELOPMENT LTD.


                                        By: /s/ John A D Slater
                                            ------------------------------------
                                        Name: John A D Slater
                                        Title: Director

                                    Exhibit A

                        Example of Vernalis Detail Report

                  DETAIL REPORT FOR QUARTER ENDED ____________

                               THIS IS AN INVOICE

                                           ACTUAL #   BUDGET #
                                           --------   --------
Total number of Product Details
Total number of *** Details
Total number of *** Details to Target
   Healthcare Professionals:
   Primary Details
   Secondary Details
Total number of *** Physician Details
Total number of *** Physician Details to
   Target Healthcare Professionals:
   Primary Details
   Secondary Details
Total number of *** Details
Total number of *** Details to Target
   Healthcare Professionals:
   Primary Details
   Secondary Details

                                    Exhibit B

                       Sample Schedule of Phase 1 Training

                   FROVA(R) NEW REPRESENTATIVE TRAINING AGENDA

                                       ***

                                    Exhibit C

                             Allocation of Call Plan

                                       ***

                                    Exhibit D

                  Specialty Sales Representative Hiring Profile

SPECIALTY SALES REPRESENTATIVE

                                       ***

PREPARED BY: ___________________________   DATE: _______________________________

APPROVED BY: ___________________________   DATE: _______________________________